Exhibit 2.2

THE WARRANT GRANTED BY THIS WARRANT AGREEMENT AND THE SECURITIES ISSUABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE TRANSFER OF SUCH WARRANT AND THE SECURITIES ISSUABLE UPON ITS EXERCISE ARE SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF THIS WARRANT AGREEMENT.


                                WARRANT AGREEMENT



     WARRANT AGREEMENT, dated as of April 9, 1996 (the "Agreement"), by and between WATERHOUSE INVESTOR SERVICES, INC., a Delaware corporation (the "Company"), and THE TORONTO-DOMINION BANK, a Canadian chartered bank ("Parent").

     WHEREAS, the Company, Parent and TD/Oak, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), are concurrently herewith entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of the Company with and into Merger Sub with Merger Sub as the surviving corporation; and

     WHEREAS, as a condition and inducement to Parent's willingness to enter into the Merger Agreement, Parent has requested that the Company agree, and the Company has agreed, to issue to Parent the Warrant (as defined below);

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the Company and Parent agree as follows:

     1. Issuance of Warrant. Subject to the terms and conditions set forth herein, the Company hereby issues to Parent a warrant (the "Warrant") representing the right to purchase from time to time (subject to the provisions of Section 2) up to 250,000 shares (the "Shares") of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock") at a purchase price of $0.01 per Share (the "Purchase Price").

     2. Exercise of Warrant. (a) Parent may exercise the Warrant, in whole or in part, at any time and from time to time following the termination of the Merger Agreement at the time specified in clause (A) of the last paragraph of
Section 6.3(a) of the Merger Agreement, subject to and upon the occurrence of any of the events described in Section 6.3(a) of the Merger Agreement (each, a "Purchase Event"); provided that, this Agreement and the Warrant shall terminate and be of no further force and effect upon the earliest to occur of
(i) the Effective Time, (ii) termination of the Merger Agreement prior to the occurrence of a Purchase Event or (iii) except as provided in the last sentence of this Section 2(a), the tenth anniversary of the date of this Agreement; and, provided, further, that any purchase of Shares upon exercise of the Warrant shall be subject to compliance with applicable law, including the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Notwithstanding the termination of the Warrant pursuant to clause (iii) above, Parent shall be entitled to purchase those Shares with respect to which it has exercised the Warrant in accordance with the terms hereof prior to the termination of the Warrant, subject to the Company's right to repurchase such Shares pursuant to the provisions of Section 7 hereof. The termination of the Warrant shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

         (b) In the event Parent elects to exercise the Warrant, it shall send to the Company a written notice (the date on which such notice is given being herein referred to as the "Notice Date") specifying (i) the total number of Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than five business days nor later than 20 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if the closing of the purchase and sale pursuant to the Warrant (the "Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided, further, without limiting the foregoing, that if prior notification to or approval of the Federal Reserve or any other regulatory authority is required in connection with such purchase, Parent shall promptly file the required notice or application for approval and shall expeditiously process the same (and the Company shall cooperate with Parent in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained, and in either event, any requisite waiting period has passed; and provided further, that the Company shall have the right to repurchase (in accordance with the provisions of Section 7 hereof) on the Closing Date that portion of the Warrant which Parent proposes to exercise.

         3. Payment and Delivery of Certificates. (a) On each Closing Date, Parent shall pay to the Company in immediately available funds by wire transfer to a bank account designated by the Company an amount equal to the Purchase Price multiplied by the number of Shares to be purchased on such Closing Date.

         (b) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), (i) the Company shall deliver to Parent (A) a certificate or certificates representing the Shares to be purchased at such Closing, which Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and (B) if the Warrant is being exercised in part only, an executed new Warrant Agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Company Common Stock purchasable hereunder, and (ii) Parent shall deliver to the Company a letter agreeing that Parent shall not offer to sell or otherwise dispose of such Shares in violation of applicable federal or state securities laws or the provisions of this Agreement.

         (c) Certificates for the Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

       THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE TRANSFER OF SUCH SECURITIES IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A WARRANT AGREEMENT

       DATED AS OF APRIL 9, 1996. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE COMPANY OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Parent shall have delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

         (d) Upon the giving by Parent to the Company of the written notice of exercise of the Warrant provided for under Section 2(a), the tender of the applicable Purchase Price in immediately available funds, the tender of this Agreement to the Company, and the receipt of all necessary regulatory approvals (if any), Parent shall be deemed to be the holder of record of the shares of Company Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Company Common Stock shall not then be actually delivered to Parent. The Company shall pay all expenses, and any and all United States federal, state, and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 3(d) in the name of Parent; if such stock certificates are to be in the name of an assignee, transferee, or designee of Parent, the Company shall pay all transfer charges (but not United States federal, state and local taxes) in respect thereof.

         (e) The Company agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Company Common Stock so that the Warrant may be exercised without additional authorization of Company Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Company Common Stock, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company, (iii) promptly to take all reasonable action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements and (B) in the event prior approval of or notice to any Governmental Entity is necessary before the Warrant may be exercised, cooperating fully with Parent in preparing such applications or notices and providing such information to such Governmental Entity as it may require) in order to permit Parent to exercise the Warrant and the Company duly and effectively to issue shares of Company Common Stock pursuant thereto, and
(iv) promptly to take all action provided herein to protect the rights of Parent against dilution.

         (f) Parent agrees that, in the event the stockholders of the Company are asked to consider and vote on a Transaction Proposal or a Business Combination within the 13-month period commencing on the date of termination of the Merger Agreement, Parent shall vote all shares of Company Common Stock acquired pursuant to the Warrant with respect to which Parent then has beneficial ownership proportionately with all other shares of Company Common Stock other than shares of Company Common Stock held by affiliates of the Company.

         4. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent as follows:

               (a) Due Authorization. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.

               (b) Authorized Stock. The Company has taken all necessary corporate and other action to authorize and reserve and, subject to obtaining the governmental and other approvals and consents referred to herein, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Company Common Stock upon the exercise of the Warrant terminates, will have reserved for issuance, upon exercise of the Warrant, shares of Company Common Stock necessary for Parent to exercise the Warrant, and the Company will take all necessary corporate action to authorize and reserve for issuance all additional shares of Company Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Warrant. The shares of Company Common Stock to be issued upon due exercise of the Warrant, including all additional shares of Company Common Stock or other securities which may be issuable upon exercise of the Warrant pursuant to Section 6, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of the Company.

               (c) No Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, any provision of the Certificate of Incorporation or By-laws of the Company or any subsidiary of the Company or, subject to obtaining any approvals or consents contemplated hereby, result in any violation of or default under any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any subsidiary of the Company or their respective properties or assets which conflict, violation or default would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

               (d) Board Action. The Board of Directors of the Company having approved this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby, the provisions of Article Fifteenth of the Company's Certificate of Incorporation and Section 203 of the Delaware General Corporation Law do not and will not apply to this Agreement or the purchase of shares of Company Common Stock pursuant to this Agreement.

         5. Representations and Warranties of Parent. Parent hereby represents and warrants to the Company that:

               (a) Due Authorization. Parent has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable in accordance with its terms.

               (b) No Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, any provision of the Charter or By-laws of Parent or any subsidiary of Parent or, subject to obtaining any approvals or consents contemplated hereby, result in any violation of or default under any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any subsidiary of Parent or their respective properties or assets which conflict, violation or default would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

               (c) Purchase Not for Distribution. The Warrant is not, and any Shares or other securities acquired by Parent upon exercise of the Warrant will not be, taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

         6. Adjustment upon Changes in Capitalization, etc. (a) In the event of any change in, or distributions in respect of, Company Common Stock by reason of a stock dividend, split-up, recapitalization, merger, combination, exchange of shares, distribution to all stockholders of warrants or other convertible securities or similar transaction, the type and number of shares or securities subject to the Warrant, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so as to fully and equitably preserve the economic benefits intended to be provided to Parent pursuant to this Agreement.

         (b) In the event that the Company shall enter into an agreement to effect a Business Combination, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Warrant shall, upon the consummation of any such transaction, entitle Parent to receive upon exercise of the Warrant the number and class of shares or other securities or property that Parent would have received in respect of Company Common Stock if the Warrant had been exercised immediately prior to such event or the record date therefor, as applicable.

         (c) The Company shall not enter into any definitive agreement relating to a Business Combination unless the other party or parties thereto agree unconditionally in writing (a copy of which shall be furnished to Parent as promptly as practicable after the execution and public announcement thereof) to assume all the obligations of the Company hereunder and take all other actions that may be necessary so that the provisions of this Section 6 are given full force and effect.

         7. Repurchase of Warrant. (a) At the request of Parent at any time commencing upon the occurrence of a Payment Event and ending 18 months immediately thereafter, or at the election of the Company at any time after the Warrant becomes exercisable, the Company (or any successor entity thereof) shall repurchase from Parent and Parent shall sell to the Company (or any successor entity thereof) (I) the Warrant and (II) all shares of Company Common Stock purchased by Parent pursuant hereto with respect to which Parent then has beneficial ownership. The date on which Parent gives notice to the Company, or the Company gives notice to Parent, of its election to exercise its rights under this Section 7 is referred to as the "Election Date". Such repurchase shall be at an aggregate price (the "Repurchase Consideration") equal to:

            (A) the aggregate Purchase Price paid by Parent for any shares of Company Common Stock acquired pursuant to the Warrant with respect to which Parent then has beneficial ownership; plus

            (B) the excess, if any, of (x) the Applicable Price (as defined below) as of the Election Date for a share of Company Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 6(a)), multiplied by the number of shares of Company Common Stock with respect to which the Warrant has not been exercised; plus

            (C) the excess, if any, of the Applicable Price as of the Election Date over the Purchase Price paid (or, in the case of Shares with respect to which the Warrant has been exercised but the Closing Date has not occurred, payable (subject to adjustment pursuant to Section 6(a))) by Parent for each share of Company Common Stock with respect to which the Warrant has been exercised and with respect to which Parent then has beneficial ownership, multiplied by the number of such shares.

         (b) If either Parent or the Company elect to exercise their respective rights under this Section 7, the Company shall, within 10 business days after the Election Date, pay the Repurchase Consideration to Parent in immediately available funds, and Parent shall surrender to the Company the Warrant and the certificates evidencing the shares of Company Common Stock purchased hereunder with respect to which Parent then has beneficial ownership, and Parent shall warrant that it has sole record and beneficial ownership of such Shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Federal Reserve or other regulatory authority is required in connection with the payment of all or any portion of the Repurchase Consideration, the Company shall deliver from time to time that portion of the Repurchase Consideration that it is not then so prohibited from paying and shall promptly provide the required notice or application for approval and shall expeditiously process the same (and Parent shall cooperate with the Company in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to the preceding sentence for the payment of the portion of the Repurchase Consideration requiring such notification or approval shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or
(ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If the Federal Reserve or any other regulatory authority disapproves of any part of the Company's proposed repurchase pursuant to this Section 7, the Company shall promptly give notice of such fact to Parent and redeliver to Parent the Shares it is then prohibited from repurchasing, and Parent shall have the right to exercise the Warrant as to the number of Shares for which the Warrant was exercisable at the Election Date less the number of shares as to which payment has been made pursuant to
Section 7(a)(B); provided that if the Warrant shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the thirtieth business day after such date, Parent shall nonetheless have the right so to exercise the Warrant or exercise its rights under Section 7 until the expiration of such period of 30 business days.

         (c) For purposes of this Agreement, the "Applicable Price," as of any date, means the average of the closing sales price per share of Company Common Stock quoted on the NYSE (or if Company Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotations System or, if the shares of Company Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) for the 15 consecutive trading business days ending on the third business day prior to such date; provided, however, that in the event that the Warrant is being repurchased at the election of the Company, the "Applicable Price" shall be no less than the closing sale price per share of Company Common Stock on the NYSE on the date of this Agreement. If as a result of the Payment Event the Company Common Stock has been converted into or exchanged for securities of another company, cash or other property, the determination of Applicable Price shall be adjusted accordingly. If the securities being valued are not traded in any public market, then the Applicable Price of such securities shall be the value determined by an independent nationally recognized investment banking firm selected by the Company (or its successor) and reasonably acceptable to Parent.

         8. Registration Rights. (a) The Company shall, if requested by Parent at any time commencing 90 days after the occurrence of a Purchase Event (but subject to Section 8(b) below), as expeditiously as possible prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all of the securities that have been acquired by or are issuable to Parent upon exercise of the Warrant in accordance with the intended method of sale or other disposition stated by Parent, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company shall use its best efforts to qualify such shares or other securities under any applicable state securities laws; provided that the Company shall have no registration or other obligations under this Section 8 if it has given or gives notice to Parent of its election to purchase the securities proposed to be registered pursuant to Section 7 of this Agreement. The Company shall use all reasonable efforts to cause such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor (provided that the Company shall not be required to make any payments to any non-governmental parties in order to obtain such consents or waivers) and to keep such registration statement effective for such period as may be reasonably necessary to effect such sale or other disposition. The obligations of the

Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 days in the aggregate if the Board of Directors of the Company shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. Any registration statement prepared and filed under this Section 8, and any sale covered thereby, shall be at the Company's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Parent's counsel related thereto. Parent shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If the Company at any time during the term of the Warrant proposes to register any shares of Company Common Stock under the Securities Act in connection with an underwritten public offering of such Company Common Stock, the Company will promptly give written notice to Parent of its intention to do so and, upon the written request of Parent given within 30 days after receipt of any such notice (which request shall specify the number of shares of Company Common Stock intended to be included in such underwritten public offering by Parent), the Company will cause all such shares for which Parent requests participation in such registration to be so registered and included in such underwritten public offering; provided that, if the managing underwriters of such offering advise the Company in writing that in their opinion the inclusion of the full number of shares of Company Common Stock requested to be included in such registration may materially adversely affect such offering, the Company shall include the shares requested to be included therein by Parent pro rata with the shares intended to be included therein by the Company; and provided further, that if the Company offers to include all of the shares of Company Common Stock then held by Parent in a registered offering of the Company's securities, then Parent shall no longer be entitled to request that the Company file a registration statement as provided above, and the Company shall have no such obligation. In connection with any registration pursuant to this Section 8, the Company and Parent shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

         (b) Upon the request of Parent to exercise the registration rights set forth in Section 8(a) above, the Company may at its option, exercised within five days after receipt of such request from Parent, elect to either (i) comply with such registration request, or (ii) repurchase such portion of the Warrant as is exercisable for shares of Company Common Stock with an aggregate Applicable Price equal to $3 million, and defer the exercise of Parent's registration rights with respect to the remaining shares of Company Common
Stock issuable upon exercise of the Warrant until such date, not more than nine months after the date of the Payment Event as the Company shall determine, at which time the Company shall perform its obligations under Section 8(a) as set forth therein.

         9. Listing. If Company Common Stock or any other securities to be acquired upon exercise of the Warrant are then listed on the NYSE, the Company, upon the request of Parent at the time such securities are registered pursuant to Section 8, will promptly file an application to list the shares of Company Common Stock or other securities to be acquired upon exercise of the Warrant on the NYSE and will use its best efforts to obtain approval of such listing as soon as practicable.

         10. Division of Warrant. This Agreement (and the Warrant granted hereby) are exchangeable, without expense, at the option of Parent, upon presentation and surrender of this Agreement at the principal office of the Company for other Agreements providing for Warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Company Common Stock purchasable hereunder. The terms "Agreement" and "Warrant" as used herein include any other Agreements and related Warrants for which this Agreement (and the Warrant granted hereby) may be exchanged. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         11.  Miscellaneous.  (a) Expenses.  Except as otherwise provided in
Section 8, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         (c)  Entire Agreement; No Third-Party Beneficiary; Severability.
This Agreement (including the Merger Agreement and the other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Warrant does not permit Parent to acquire, or does not require the Company to repurchase, the full number of shares of Company Common Stock as provided in Sections 2 and 7 (as adjusted pursuant to Section 6), it is the express intention of the Company to allow Parent to acquire or to require the Company to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

         (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law rules.

         (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to Parent to:

           The Toronto-Dominion Bank
           Toronto-Dominion Centre
           Toronto, Canada  M5K 1A2
           Attention:  I. Alexander Norton
           Telecopier No.:  (416) 982-6166

         with a copy to:

           Simpson Thacher & Bartlett
           425 Lexington Avenue
           New York, New York 10017
           Attention:  Lee Meyerson
           Telecopier No.:  (212) 455-2502

         If to the Company to:

           Waterhouse Investor Services, Inc.
           100 Wall Street
           New York, New York  10005
           Attention:  Lawrence M. Waterhouse, Jr.
           Telecopier No.:  (212) 509-8099

         with a copy to:

           Latham & Watkins
           885 Third Avenue
           Suite 1000
           New York, New York  10022-4802
           Attention:  Roger H. Kimmel
           Telecopier No.:  (212) 751-4864

         (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

         (h) Assignment. Prior to the occurrence of a Purchase Event, neither this Agreement nor any of the rights, interests or obligations hereunder or under the Warrant shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Parent may assign this Agreement to a wholly owned subsidiary of Parent. From and after the termination of the Merger Agreement upon the occurrence of a Purchase Event, Parent may assign all or part of its rights hereunder to any person. It shall be a condition precedent to such assignment that the assignee shall agree to be bound by all the obligations of assignor under this Agreement, including, without limitation, the provisions of
Section 7 hereof. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         (i) Further Assurances. In the event of any exercise of the Warrant by Parent or repurchase of the Warrant by the Company, the Company and Parent shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise or repurchase.

         (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

         IN WITNESS WHEREOF, the Company and Parent have caused this Warrant Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                          WATERHOUSE INVESTOR SERVICES, INC.


                          By: /s/ Lawrence M. Waterhouse, Jr.
                              Name:  Lawrence M. Waterhouse, Jr.
                              Title:  Chairman and Chief Executive Officer



                          THE TORONTO-DOMINION BANK


                          By: /s/ W. Keith Gray
                              Name:  W. Keith Gray
                              Title:  Executive Vice President